EXHIBIT 11.1

                              EMCARE HOLDINGS INC.

                       COMPUTATION OF NET INCOME PER SHARE
                    (In thousands, except per share amounts)


                                                           Three Months Ended      Nine Months Ended
                                                             September 30,           September 30,
                                                         ---------------------  ----------------------
                                                            1996        1995       1996        1995

                                                         ----------  ---------  ---------- -----------
 Primary:
 Weighted average number of common shares outstanding
    during the period                                         8,147      7,939       8,121       7,770
 Weighted average shares issuable upon exercise of
     outstanding stock options using the "treasury
     stock" method                                              406        391         413         413
                                                             ------     ------      ------      ------
 Weighted average shares outstanding                          8,553      8,330       8,534       8,183
                                                             ======     ======      ======      ======
 Net income                                                  $2,726     $2,145      $7,638      $6,308
                                                             ======     ======      ======      ======

 Net income per share                                        $ 0.32     $ 0.26      $ 0.90      $ 0.77
                                                             ======     ======      ======      ======






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